                                                                   EXHIBIT 4.3



                                  A.P.S., INC.

                         EXECUTIVE 401(k) DEFERRAL PLAN




                       Effective Date:  September 1, 1996

                                TABLE OF CONTENTS

ARTICLE                                                                     PAGE
- -------                                                                     ----
I.   DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . 1
     1.1  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          (a)  ACCOUNT(S). . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          (b)  AFFILIATE . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          (c)  BOARD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          (d)  CODE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          (e)  COMMITTEE:. . . . . . . . . . . . . . . . . . . . . . . . . . . 1
          (f)  COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (g)  COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (h)  COMPANY DEFERRAL ACCOUNT. . . . . . . . . . . . . . . . . . . . 2
          (i)  COMPANY DEFERRALS . . . . . . . . . . . . . . . . . . . . . . . 2
          (j)  DEFERRALS . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (k)  DISABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (l)  EFFECTIVE DATE. . . . . . . . . . . . . . . . . . . . . . . . . 2
          (m)  ELIGIBLE INDIVIDUAL . . . . . . . . . . . . . . . . . . . . . . 2
          (n)  ENTRY DATE. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (o)  FUNDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (p)  INSIDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (q)  MEMBER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          (r)  MEMBER DEFERRAL ACCOUNT . . . . . . . . . . . . . . . . . . . . 2
          (s)  MEMBER DEFERRALS. . . . . . . . . . . . . . . . . . . . . . . . 3
          (t)  PARENT BOARD. . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (u)  PARENT COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . 3
          (v)  PARTNERSHIP PLAN. . . . . . . . . . . . . . . . . . . . . . . . 3
          (w)  PAY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (x)  PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (y)  PLAN ADMINISTRATOR. . . . . . . . . . . . . . . . . . . . . . . 3
          (z)  PLAN YEAR . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (aa) REGULATION S-K. . . . . . . . . . . . . . . . . . . . . . . . . 3
          (bb) RETIREMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (cc) STOCK FUND. . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (dd) TRUST . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (ee) TRUST AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . 3
          (ff) TRUST FUND. . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (gg) TRUSTEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
          (hh) UNFORESEEABLE FINANCIAL EMERGENCY . . . . . . . . . . . . . . . 3
          (ii) VALUATION DATES . . . . . . . . . . . . . . . . . . . . . . . . 4
          (jj) VESTED INTEREST . . . . . . . . . . . . . . . . . . . . . . . . 4
          (kk) VESTING SERVICE . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.2  NUMBER AND GENDER. . . . . . . . . . . . . . . . . . . . . . . . . . 4
     1.3  HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

                                     (i)

II.  PARTICIPATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.1  ELIGIBILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     2.2  PARTICIPATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

III. ACCOUNT CREDITS AND ALLOCATIONS . . . . . . . . . . . . . . . . . . . . . 5
     3.1  MEMBER DEFERRALS . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     3.2  COMPANY DEFERRALS. . . . . . . . . . . . . . . . . . . . . . . . . . 7
     3.3  ALLOCATION OF NET INCOME OR NET LOSS EQUIVALENTS.. . . . . . . . . . 8

IV.  DEEMED INVESTMENT OF FUNDS. . . . . . . . . . . . . . . . . . . . . . . . 8

V.   DETERMINATION OF VESTED INTEREST AND FORFEITURES. . . . . . . . . . . . . 9
     5.1  MEMBER DEFERRAL ACCOUNT. . . . . . . . . . . . . . . . . . . . . . . 9
     5.2  COMPANY DEFERRAL ACCOUNT . . . . . . . . . . . . . . . . . . . . . . 9
     5.3  FORFEITURES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

VI.  WITHDRAWALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     6.1  IN GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     6.2  UNFORESEEABLE FINANCIAL EMERGENCY. . . . . . . . . . . . . . . . . .10
     6.3  ELECTIVE WITHDRAWAL. . . . . . . . . . . . . . . . . . . . . . . . .10

VII. DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
     7.1  AMOUNT OF BENEFIT. . . . . . . . . . . . . . . . . . . . . . . . . .11
     7.2  TIME OF PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . . .11
     7.3  ALTERNATIVE FORMS OF BENEFIT PAYMENTS. . . . . . . . . . . . . . . .11
     7.4  DESIGNATION OF BENEFICIARIES . . . . . . . . . . . . . . . . . . . .12
     7.5  CHANGE IN PAY-OUT OF CERTAIN BENEFITS. . . . . . . . . . . . . . . .12
     7.6  ACCELERATED PAY-OUT DUE TO EMERGENCY . . . . . . . . . . . . . . . .13
     7.7  DEFERRED PAY-OUT DUE TO LOSS OF TAX DEDUCTION. . . . . . . . . . . .13
     7.8  MODIFICATIONS DUE TO CHANGE IN CONTROL . . . . . . . . . . . . . . .13
     7.9  PAYMENT OF BENEFITS. . . . . . . . . . . . . . . . . . . . . . . . .13
     7.10 UNCLAIMED BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . .13

VIII.     ADMINISTRATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . .14
     8.1  APPOINTMENT OF PLAN ADMINISTRATOR. . . . . . . . . . . . . . . . . .14
     8.2  MEMBERSHIP OF PLAN ADMINISTRATOR . . . . . . . . . . . . . . . . . .14
     8.3  RECORDS AND PROCEDURES . . . . . . . . . . . . . . . . . . . . . . .14
     8.4  SELF-INTEREST OF PLAN ADMINISTRATOR. . . . . . . . . . . . . . . . .14
     8.5  COMPENSATION AND BONDING . . . . . . . . . . . . . . . . . . . . . .14
     8.6  PLAN ADMINISTRATOR POWERS AND DUTIES . . . . . . . . . . . . . . . .14
     8.7  COMPANY TO SUPPLY INFORMATION. . . . . . . . . . . . . . . . . . . .15
     8.8  CLAIMS REVIEW. . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     8.9  MANDATORY ARBITRATION. . . . . . . . . . . . . . . . . . . . . . . .16
     8.10 INDEMNITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

                                     (ii)

IX.  ADMINISTRATION OF FUNDS . . . . . . . . . . . . . . . . . . . . . . . . .17
     9.1  PAYMENT OF EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . .17
     9.2  TRUST FUND PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . .17

X.   NATURE OF THE PLAN. . . . . . . . . . . . . . . . . . . . . . . . . . . .17

XI.  ADOPTING ENTITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .18

XII. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     12.1 NOT CONTRACT OF EMPLOYMENT . . . . . . . . . . . . . . . . . . . . .18
     12.2 ALIENATION OF INTEREST FORBIDDEN . . . . . . . . . . . . . . . . . .18
     12.3 WITHHOLDING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     12.4 GUARANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     12.5 AMENDMENT AND TERMINATION. . . . . . . . . . . . . . . . . . . . . .19
     12.6 SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
     12.7 GOVERNING LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . .19


                                     (iii)

                                  A.P.S., INC.

                         EXECUTIVE 401(k) DEFERRAL PLAN

                              W I T N E S S E T H :

     WHEREAS, A.P.S., INC. and other adopting entities desire to adopt the A.P.S., INC. EXECUTIVE 401(k) DEFERRAL PLAN (the "PLAN") for the benefit of certain eligible individuals;

     NOW THEREFORE, the Plan is hereby adopted as follows, effective as of September 1, 1996:

                                       I.

                          DEFINITIONS AND CONSTRUCTION

     1.1 DEFINITIONS. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary.

(a) ACCOUNT(S): The Member Deferral Account and/or Company Deferral Account of a Member, including the amounts credited thereto.

(b) AFFILIATE: Each corporation or unincorporated entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with A.P.S., Inc. For this purpose, control shall be determined by a more than 50% ownership standard.

(c)  BOARD:  The Board of Directors of A.P.S., Inc.

(d)  CODE:  The Internal Revenue Code of 1986, as amended.

(e)  COMMITTEE:   A committee of the Board of Directors of the Parent Company that is composed solely of two or more directors, none of whom (i) is an officer of the Parent Company or a parent or subsidiary thereof or is otherwise employed by the Parent Company or a parent or subsidiary thereof;
     (ii) receives compensation, either directly or indirectly, from the Parent Company or a parent or subsidiary thereof for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; (iii) possesses an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; or (iv) is engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

(f) COMMON STOCK: APS Holding Corporation Class A Common Stock, $.01 par value.

(g) COMPANY: A.P.S., Inc. and any other adopting entity which adopts the Plan pursuant to the provisions of Article XI.

(h) COMPANY DEFERRAL ACCOUNT: An individual account for each Member to which is credited the Company Deferrals made on his behalf pursuant to Section
     3.2 and which is credited (or debited) for such account's allocation of net income (or net loss) equivalents as provided in Section 3.3.

(i) COMPANY DEFERRALS: Deferrals made by the Company on a Member's behalf pursuant to Section 3.2.

(j)  DEFERRALS:  Company Deferrals and Member Deferrals made hereunder.

(k) DISABILITY: The total and permanent disability of a Member, as determined in the sole discretion of the Plan Administrator, based on a written medical opinion (unless waived by the Plan Administrator as unnecessary), that such Member is permanently incapable of performing his job for physical or mental reasons.

(l)  EFFECTIVE DATE:  September 1, 1996.

(m) ELIGIBLE INDIVIDUAL: Any individual (i) who is employed by the Company as a Regional Vice President or a Corporate Director or with a higher level title and (ii) whose annual base compensation is at least $75,000.

(n) ENTRY DATE: The first day of each Plan Year and, with respect to an Eligible Individual who becomes a Member on other than the first day of a Plan Year, the date such Eligible Individual becomes a Member in such Plan Year.

(o) FUNDS: The investment funds designated from time to time for the deemed investment of Accounts pursuant to Article IV.

(p) INSIDER: An officer or director subject to Section 16(b) of the Securities Exchange Act of 1934.

(q) MEMBER: Each Eligible Individual who has met the eligibility requirements for participation in the Plan and who has become a Member pursuant to
     Article II.

(r) MEMBER DEFERRAL ACCOUNT: An individual account for each Member to which is credited his Member Deferrals pursuant to Section 3.1 and which is credited (or debited) for such account's allocation of net income (or net loss) equivalents as provided in Section 3.3.

(s)  MEMBER DEFERRALS:  Deferrals made by a Member pursuant to Section 3.1.

(t)  PARENT BOARD:  The Board of Directors of the Parent Company.

(u)  PARENT COMPANY:  APS Holding Corporation, a Delaware corporation.

(v) PARTNERSHIP PLAN: The A.P.S., Inc. Partnership Plan, as amended from time to time.

(w) PAY: The total of all amounts paid by the Company to or for the benefit of a Member for services rendered or labor performed, which are required to be reported on such Member's federal income tax withholding statement(s) (Form W-2 or its subsequent equivalent), excluding taxable income resulting from the exercise of nonqualified stock options, the imputed value of group term life insurance, relocation reimbursements and from non-cash executive perquisites, plus any amounts such Member could have received in cash in lieu of Member Deferrals pursuant to Section 3.1.

(x) PLAN: The A.P.S., Inc. Executive 401(k) Deferral Plan, as amended from time to time.

(y)  PLAN ADMINISTRATOR:  The Plan administrator designated pursuant to
     Section 8.1.

(z) PLAN YEAR: The short period commencing on the Effective Date and ending on December 31, 1996, and thereafter the twelve-consecutive month period commencing January 1 of each year.

(aa) REGULATION S-K: Regulation S-K under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (17 C.F.R.
     229.10 et seq.).

(bb) RETIREMENT: Termination of employment with the Company and its Affiliates after attainment of age sixty-five or attainment of age fifty-five with ten years of Vesting Service.

(cc) STOCK FUND:  The A.P.S. Holding Corporation Common Stock Fund.

(dd) TRUST:  The trust, if any, established under the Trust Agreement.

(ee) TRUST AGREEMENT: The agreement, if any, entered into between the Company and the Trustee pursuant to Article X.

(ff) TRUST FUND: The funds and properties, if any, held pursuant to the provisions of the Trust Agreement, together with all income, profits and increments thereto.

(gg) TRUSTEE: The trustee appointed by the Board who is qualified and acting under the Trust Agreement at any time.

(hh) UNFORESEEABLE FINANCIAL EMERGENCY: An unexpected need of a Member for cash that (i) arises from an illness, casualty loss, sudden financial reversal, or such other unforeseeable occurrence that is caused by an event beyond the control of such Member,
     (ii) would result in severe financial hardship to such Member if his Deferral election was not cancelled pursuant to Section 3.1(k) and/or if a withdrawal or benefit payment pursuant to Article VI or Section 7.6 was not permitted, and (iii) is not reasonably satisfiable from other resources of such Member. Cash needs arising from foreseeable events, such as the purchase of a house or education expenses for children, shall not be considered to be the result of an Unforeseeable Financial Emergency.

(ii) VALUATION DATES: Each Entry Date and any other interim Valuation Date designated by the Plan Administrator on a nondiscriminatory basis. Notwithstanding the foregoing, an interim Valuation Date shall be designated as the date next preceding the date a withdrawal or payment of a Member's benefit is to be made or to commence pursuant to Article VI or
     Article VII.

(jj) VESTED INTEREST: The portion of a Member's Accounts which, pursuant to the Plan, is nonforfeitable.

(kk) VESTING SERVICE: With respect to any Member, such Member's "Years of Vesting Service" under the Partnership Plan.

     1.2 NUMBER AND GENDER. Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

     1.3 HEADINGS. The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

                                       II.

                                  PARTICIPATION

     2.1  ELIGIBILITY.   Any Eligible Individual who is a "Participant" in the
Partnership Plan with respect to a "Plan Year" under the Partnership Plan and who elects the maximum "Salary Reduction Contributions" as are permitted under the Partnership Plan for such Plan Year shall be eligible to become a Member of the Plan for such Plan Year by electing to make Member Deferrals pursuant to
Section 3.1.

     2.2  PARTICIPATION.

          (a) Prior to each Entry Date, the Plan Administrator shall notify those Eligible Individuals who are determined by the Plan Administrator to be eligible to initially become Members pursuant to Section 2.1 as of such Entry Date. Any such Eligible Individual may become a Member for the Plan Year beginning on such Entry Date by effecting, prior to such Entry Date and within the time period prescribed by the Plan Administrator, the Member Deferral election prescribed by the Plan Administrator. Notwithstanding any provision herein to the contrary, an Eligible Individual who first becomes an Eligible Individual on other than the first day of a Plan Year may become a Member on the first day of the calendar month coinciding with or next following the date he first becomes an Eligible Individual for the remainder of such Plan Year with respect to Member Deferrals pursuant to Section 3.1 by effecting, prior to or within 30 days after the date he first becomes an Eligible Individual and within the time period prescribed by the Plan Administrator, the Member Deferral election prescribed by the Plan Administrator; provided, however, any such Eligible Individual must meet the eligibility requirements of Section 2.1 in order to be eligible to make Member Deferrals pursuant to Section 3.1.

          (b) Notwithstanding any provision herein to the contrary, an Eligible Individual who has become a Member of the Plan shall cease to be entitled to make Member Deferrals hereunder effective as of any date designated by the Plan Administrator. Any such Plan Administrator action shall be communicated to the affected individual prior to the effective date of such action. Any such Eligible Individual may again become entitled to make Member Deferrals hereunder for any subsequent Plan Year selected by the Plan Administrator in its sole discretion.

                                      III.

                         ACCOUNT CREDITS AND ALLOCATIONS

     3.1  MEMBER DEFERRALS.

          (a) As a condition to Plan participation, a Member meeting the eligibility requirements of Section 2.1 shall elect to defer from his Pay an amount equal to 6% of his "Compensation" while a "Participant," as defined under the Partnership Plan, for a Plan Year without regard to the maximum dollar limitation under Section 401(a)(17) of the Code and without regard to the exclusion for deferred compensation respecting Member Deferrals under the Plan, reduced by his "Salary Reduction Contributions" made to the Partnership Plan for such "Plan Year;" and

          (b) A Member meeting the eligibility requirements of Section 2.1 may elect to defer from his Pay an integral percentage of from 1% to 25% of his base annual salary for a Plan Year; and/or

          (c) A Member meeting the eligibility requirements of Section 2.1 may elect to defer from his Pay an integral percentage of from 1% to 25% of his annual incentive bonus for the fiscal year of the Company commencing within a Plan Year.

          (d) Notwithstanding the foregoing, with respect to an Eligible Individual who first becomes a Member on other than the first day of a Plan Year, any such Member Deferrals pursuant to Section 3.1(a) and/or 3.1(b) shall apply only for the portion of such Plan Year commencing with the date he first becomes a Member and ending on the last day of such Plan Year. Notwithstanding the foregoing, with respect to the Plan's initial election, any such Member Deferrals pursuant to

Section 3.1(c) shall apply to the annual incentive bonus for the fiscal year of the Company commencing in 1996.

          (e) Pay for a Plan Year not so deferred by such election pursuant to this Section shall be received by such Member in cash. A Member's election to defer an amount of his Pay pursuant to this Section shall be made by effecting, in the form prescribed by the Plan Administrator, a Member Deferral election pursuant to which the Member authorizes the Company to reduce his Pay in the elected amount and the Company, in consideration thereof, agrees to credit an equal amount to the Plan. The reduction in a Member's Pay pursuant to Section 3.1(a) and/or 3.1(b) shall be effected by equal Pay reductions each pay period during the applicable portion of the Plan Year as determined by the Plan Administrator following the effective date of such election. The reduction in a Member's Pay pursuant to Section 3.1(c) shall be effected by a Pay reduction at the time such annual bonus is paid. Such Pay reductions shall be within the Plan Year to which the Member Deferral election relates, except that Pay reductions attributable to elections pursuant to Section 3.1(c) shall be made within the next following Plan Year. Member Deferrals made by a Member shall be credited to his Member Deferral Account as of the date deferred.

          (f) Notwithstanding the foregoing, a Member Deferral election of a Member pursuant to Section 3.1(a) and/or 3.1(b) for a Plan Year shall be automatically suspended during such Member's unpaid leave of absence and upon termination of such Member's employment with the Company and its Affiliates. A Member Deferral election of a Member pursuant to Section 3.1(a) and/or 3.1(b) may, with the consent of the Plan Administrator, be suspended for the remainder of the Plan Year in which such Member has an unpaid leave of absence. A Member Deferral election of a Member pursuant to Section 3.1(c) may, with the consent of the Plan Administrator, be suspended for the Plan Year in which such Member has an unpaid leave of absence or terminates employment with the Company and its Affiliates. Any such Member may again become entitled to make Member Deferrals hereunder for any subsequent Plan Year following return to full-time employment.

          (g) A Member Deferral election pursuant to Section 3.1 shall become effective as of the Entry Date which is on or after the date the election is effected by the Member; provided, that for a Member's initial year of eligibility for the Plan, Member Deferrals pursuant to Section 3.1(c) shall apply for the full annual incentive bonus payable for the fiscal year of the Company commencing within the Plan Year in which such Member's initial year of eligibility occurs. A Member Deferral election shall remain in force and effect for the entire (or partial, if applicable) Plan Year to which such election relates. A Member Deferral election pursuant to Section 3.1 (other than with respect to the timing of distributions prior to termination of employment with the Company and its Affiliates) shall remain in force and effect for each subsequent Plan Year (following the Member's initial year of participation in the Plan) for which he satisfies the eligibility requirements set forth in
Section 2.1, unless and until such election is changed or revoked by such Member prior to the Entry Date of the subsequent Plan Year to which such change or revocation relates.

          (h) A Member Deferral election shall indicate the applicable time and form of payment, as provided in Sections 7.2 and 7.3, for the Pay deferred thereunder for such Plan Year and the net income (or net loss) equivalents allocated with respect thereto.
Such time and form of payment election for such Plan Year shall also apply to any Company Deferrals for such Plan Year and the net income (or net loss) equivalents allocated with respect thereto. Each Member's Accounts shall be divided into subaccounts to reflect such Member's various elections respecting time and form of payment.

          (i)  A Member who has made a Member Deferral election pursuant to
Section 3.1 may change his election, as of the Entry Date of any subsequent Plan Year, by effecting a new Member Deferral election prior to such Entry Date and within the time period prescribed by the Plan Administrator.

          (j)  A Member who has made a Member Deferral election pursuant to
Section 3.1 may cancel his election, as of the Entry Date of any subsequent Plan Year, by effecting the same in the form prescribed by the Plan Administrator prior to such Entry Date and within the time period prescribed by the Plan Administrator. A Member who so cancels his Member Deferral election may again make a new such Member Deferral election for a subsequent Plan Year, if he satisfies the eligibility requirements set forth in Section 2.1, by effecting a new such Member Deferral election prior to the Entry Date of such Plan Year and within the time period prescribed by the Plan Administrator.

          (k) In the event that the Plan Administrator, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, the Member Deferral election of such Member then in effect, if any, shall be terminated as soon as administratively practicable after such determination. A Member whose Member Deferral election has been so terminated may again make a new Member Deferral election for a subsequent Plan Year that begins at least twelve months after the effective date of such termination, if he satisfies the eligibility requirements set forth in
Section 2.1, by effecting a new Member Deferral election for such Plan Year and within the time period prescribed by the Plan Administrator.

     3.2  COMPANY DEFERRALS.

          (a) For each calendar month, the Company shall make Company Deferrals on a Member's behalf in an amount which equals 50% of the Member Deferrals made pursuant to Section 3.1(a) by such Member during such month.

          (b) Company Deferrals made on a Member's behalf pursuant to Section 3.2(a) shall be credited to his Company Deferral Account in accordance with the procedures established from time to time by the Plan Administrator.

          (c) As of any date selected by the Company, the Company may make Company Deferrals on a Member's behalf in such amount, if any, as the Company shall determine in its sole discretion. Such Company Deferrals may be made on behalf of some Members but not others, and such Company Deferrals may vary among individual Members in amount and/or with respect to the Account to which they are credited.

     3.3  ALLOCATION OF NET INCOME OR NET LOSS EQUIVALENTS.

          (a) As of each Valuation Date, the Plan Administrator shall determine the net income (or net loss) equivalents of each Fund for the period elapsed since the next preceding Valuation Date. The net income (or net loss) equivalent of each Fund since the next preceding Valuation Date shall be ascertained by the Plan Administrator based upon changes in net asset value in such manner as it deems appropriate, which may include expenses of operating the Fund.

          (b) For purposes of allocations of net income (or net loss) equivalents, each Member's Accounts shall be divided into subaccounts to reflect such Member's deemed investment in a particular Fund or Funds pursuant to
Article IV. As of each Valuation Date, the net income (or net loss) equivalent of each Fund, separately and respectively, shall be allocated among the corresponding subaccounts of the Members who were deemed to have had such corresponding subaccounts invested in such Funds since the next preceding Valuation Date.

          (c) So long as there is any balance in any Account, such Account shall continue to receive allocations pursuant to this Section.

                                       IV.

                           DEEMED INVESTMENT OF FUNDS

     Each Member shall designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his Accounts shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Plan Administrator, and such Funds shall include the Stock Fund. Such Member may designate one of such Funds for the deemed investment of all the amounts allocated to his Accounts or he may split the deemed investment of the amounts allocated to his Accounts between such Funds in 5% increments. Notwithstanding the foregoing, a Member may not initially designate the Stock Fund for greater than 50% of the amounts to be allocated to his Accounts. If a Member fails to make a proper designation, then his Accounts shall be deemed to be invested in the Fund or Funds designated by the Plan Administrator from time to time in a uniform and nondiscriminatory manner. Any such initial designation by an Insider affecting the Stock Fund shall be approved in advance of the effective date of such initial designation by either the Parent Board or the Committee.

     A Member may change his deemed investment designation for future amounts to be allocated to his Accounts. Any such change shall be made as of the first day of any calendar quarter in accordance with the procedures established by the Plan Administrator, and the frequency of such changes may be limited by the Plan Administrator. Any such change in designation by an Insider affecting the Stock Fund shall be approved in advance of the effective date of such change of designation by either the Parent Board or the Committee. Notwithstanding the foregoing, a Member may not designate the Stock Fund for greater than 50% of the future amounts to be allocated to his Accounts.

     A Member may elect to convert his deemed investment designation with respect to the amounts already allocated to his Accounts. Any such conversion shall be made as of the first day of any calendar quarter in accordance with the procedures established by the Plan Administrator, and the frequency of such conversions may be limited by the Plan Administrator. No election of a conversion designation by an Insider which has the effect of increasing the total amount allocated to the Stock Fund may be made on a date which is less than six months following (i) the date of any prior election of a conversion designation by such Insider which had the effect of decreasing the total amount allocated to the Stock Fund or (ii) the date of any election by such Insider with respect to any other plan of the Parent Company or any subsidiary thereof which had the effect (directly or indirectly) of making a disposition on behalf of such Insider of Common Stock. No election of a conversion designation by an Insider which has the effect of decreasing the total amount allocated to the Stock Fund may be made on a date which is less than six months following (i) the date of any prior election of a conversion designation by such Insider which had the effect of increasing the total amount allocated to the Stock Fund or (ii) the date of any election by such Insider with respect to any other plan of the Parent Company or any subsidiary thereof which had the effect (directly or indirectly) of making an acquisition on behalf of the Insider of Common Stock.

     The restrictions contained herein regarding investment designations, changes, and/or conversions by Insiders respecting the Stock Fund are intended to comply with, and enable Insiders to rely upon, the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934. Any future amendment to Rule 16b-3 or any successor rule promulgated by the Securities and Exchange Commission affecting the investment by Insiders in the Stock Fund shall be incorporated by reference herein and be deemed to be an amendment to the Plan in order that Insiders shall continue to be entitled to rely upon the exemption provided by such rule without any interruption. Notwithstanding the foregoing, the Plan Administrator may alter the designation, change and/or conversion restrictions applicable to an Insider, as set forth in this Article IV, as a result of changes in Rule 16b-3 under the Securities Exchange Act of 1934.

                                       V.

                DETERMINATION OF VESTED INTEREST AND FORFEITURES

     5.1 MEMBER DEFERRAL ACCOUNT. A Member shall have a 100% Vested Interest in his Member Deferral Account at all times.

     5.2 COMPANY DEFERRAL ACCOUNT. A Member shall have a Vested Interest in his Company Deferral Account equal to his "Vested Percentage" in his "Employer Matching Contribution Account" under the Partnership Plan. Further, a Member shall have a 100% Vested Interest in his Company Deferral Account upon his termination of employment with the Company and its Affiliates due to Retirement, Disability, or death.

     5.3 FORFEITURES. A Member who terminates employment with the Company and its Affiliates with a Vested Interest in his Company Deferral Account that is less than 100% shall forfeit to the Company the nonvested portion of such Company Deferral Account as of the date of such termination.

                                       VI.

                                   WITHDRAWALS

     6.1 IN GENERAL. Except as provided in this Article VI and in Article VII, Members shall not be permitted to make withdrawals from the Plan. Members shall not, at any time, be permitted to borrow from the Plan.

     6.2 UNFORESEEABLE FINANCIAL EMERGENCY. In the event that the Plan Administrator, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to a benefit, determined as of any Valuation Date, in an amount not to exceed the lesser of (1) the amount determined by the Plan Administrator as necessary to meet such Member's needs created by the Unforeseeable Financial Emergency or (2) the then value of such Member's Vested Interest in his Accounts. Such withdrawal benefit shall be paid in a single lump sum, cash payment as soon as administratively practicable after the Plan Administrator has made its determinations with respect to the availability and amount of such benefit. If a Member's Account(s) contain more than one distribution subaccount, such withdrawal benefit shall be considered to have been distributed, first, from the subaccount with respect to which the earliest distribution would be made, then, from the subaccount with respect to which the next earliest distribution would be made, and continuing in such manner until all of such subaccounts necessary to satisfy the withdrawal benefit have been exhausted. Moreover, within the applicable Account or subaccount, such withdrawal benefit shall be considered to have been distributed from Deferrals (including net income (or net loss) equivalents attributable thereto) on a first-in, first-out basis.

     6.3   ELECTIVE WITHDRAWAL.

          (a) A Member may elect at any time, by effecting the election procedure prescribed by the Plan Administrator, to withdraw as a benefit all, but not less than all, of his Vested Interest in his Accounts as of any Valuation Date, subject to a withdrawal penalty of 10% of the amount withdrawn. Upon any such withdrawal, the withdrawal penalty shall be forfeited to the Company. Upon any such withdrawal, such Member's participation in the Plan shall terminate and no further Deferrals shall be made under the Plan on behalf of such Member for the remainder of the Plan Year in which the withdrawal is made and for the next subsequent Plan Year.

          (b) No election of a withdrawal of an amount allocated to the Stock Fund may be made by an Insider on a date which is less than six months following
(i) the date of any prior election to convert such Insider's deemed investment designation which had the effect of increasing the total amount allocated to the Stock Fund or (ii) the date of any election by such Insider with respect to any other plan of the Parent Company or any subsidiary thereof which had the effect (directly or indirectly) of making an acquisition on behalf of such Insider of Common Stock.

                                      VII.

                                  DISTRIBUTIONS

     7.1 AMOUNT OF BENEFIT. A Member or, in the event of the death of the Member, the Member's designated beneficiary as provided in Section 7.4, shall be entitled to a benefit equal in value to the Member's Vested Interest in his Accounts as of the Valuation Date next preceding the date the payment of such benefit is to be made or to commence pursuant to Section 7.2 (plus any annual bonus Deferral not previously allocated to such Accounts).

     7.2 TIME OF PAYMENT. Payment of a Member's benefit under Section 7.1 shall be made or commence, with respect to such Member's Accounts, or with respect to such Member's subaccounts established pursuant to Section 3.1(h) separately and respectively, as soon as administratively practicable as of the date provided hereunder. A Member may, pursuant to Section 3.1(h), elect distribution, with respect to all or a part of his Deferrals for any Plan Year made pursuant to Section 3.1(b) and/or 3.1(c), but not with respect to net income equivalents thereon, to be made as of an Entry Date that is at least two years following the end of such Plan Year. Notwithstanding the foregoing, payment of a Member's benefit under Section 7.1 (but excluding any distribution elected pursuant to the preceding sentence) shall be made or commence as soon as administratively practicable after the first day of the calendar month following the date the Member terminates his employment with the Company and its Affiliates for any reason, including Retirement, Disability or death. For this purpose, a Member on Disability for a period of two years shall be deemed to have terminated his employment with the Company and its Affiliates as of the end of such two-year period.

     7.3   ALTERNATIVE FORMS OF BENEFIT PAYMENTS.  A Member's benefit under
Section 7.1 payable (a) prior to termination of employment with the Company and its Affiliates or (b) payable after termination of employment with the Company and its Affiliates for a reason other than Retirement (inclusive of termination due to Disability) or death, shall be paid, with respect to such Member's Accounts, or with respect to such Member's subaccounts established pursuant to
Section 3.1(h) separately and respectively, in one lump sum payment. A Member's benefit under Section 7.1 payable after a Member's Retirement (inclusive of termination due to Disability) for a reason other than death shall be paid, with respect to such Member's Accounts, or with respect to such Member's subaccounts established pursuant to Section 3.1(h) separately and respectively, in one of the following forms irrevocably elected by such Member pursuant to Section 3.1(h):

          (a) One lump sum payment; provided, that if such Member dies prior to the date the payment of his lump sum benefit is made, then such lump sum benefit shall be made to the Member's designated beneficiary as provided in
     Section 7.4; or

          (b) Annual installment payments for a term certain of either 5, 10, or 15 years payable to the Member or, in the event of such Member's death prior to the end of such term certain, to his designated beneficiary as provided in Section 7.4; provided, that to the extent such Member designates a non-spouse beneficiary, such beneficiary's share of the remaining installments shall be paid in one lump sum.

A Member's benefit under Section 7.1 payable after a Member's termination of employment by reason of death shall be paid, with respect to such Member's Accounts, or with respect to such Member's subaccounts established pursuant to
Section 3.1(h) separately and respectively, in one of the following forms irrevocably elected by such Member pursuant to Section 3.1(h):

          (c)  One lump sum payment; or

          (d) Annual installment payments for a term certain of either 5, 10, or 15 years payable to the Member's designated beneficiary as provided in
     Section 7.4 or, in the event of such beneficiary's death prior to the end of such term certain, to such beneficiary's executor or administrator, or to his heirs-at-law if there is no administration of such beneficiary's estate.

Plan provisions to the contrary notwithstanding, if payments are to be made in annual installments, "installment valuation dates" shall be established as of each payment date. As of each such "installment valuation date," net income (or net loss) equivalents shall be allocated to the Member's Account(s) or subaccount(s). The installment payment to be made on behalf of a Member as of each such "installment valuation date" shall be determined by multiplying the balance of such Member's Account(s) or subaccount(s) as of such "installment valuation date" (after allocation of net income (or net loss) equivalents) by a fraction, the numerator of which is one and the denominator of which is the number of years remaining in the installment period.

     7.4   DESIGNATION OF BENEFICIARIES.

          (a) Each Member shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. Each such designation shall be made by executing the beneficiary designation form prescribed by the Plan Administrator and filing same with the Plan Administrator. Any such designation may be changed at any time by execution of a new designation in accordance with this Section.

          (b) If no such designation is on file with the Plan Administrator at the time of the death of the Member or such designation is not effective for any reason as determined by the Plan Administrator, then the designated beneficiary or beneficiaries to receive such benefit shall be as follows:

               (1) If a Member leaves a surviving spouse, his benefit shall be paid to such surviving spouse;

               (2) If a Member leaves no surviving spouse, his benefit shall be paid to such Member's executor or administrator, or to his heirs at law if there is no administration of such Member's estate.

     7.5 CHANGE IN PAY-OUT OF CERTAIN BENEFITS. Notwithstanding any provision in Section 7.3 to the contrary, if a Member's benefit payments respecting any one subaccount established pursuant to Section 3.1(h) are to be paid in installments and the aggregate amount to be paid as of the commencement of such installments with respect to such subaccount is less than $25,000, then the Plan Administrator shall cause the benefit payments with respect to such subaccount to be paid in one lump sum payment.

     7.6 ACCELERATED PAY-OUT DUE TO EMERGENCY. Notwithstanding any provision in Sections 7.2 and 7.3 to the contrary, in the event that the Plan Administrator, upon written petition of a Member, determines in its sole discretion that such Member has suffered an Unforeseeable Financial Emergency, such Member shall be entitled to an accelerated payout of his benefit pursuant to Section 6.2. Any remaining amounts in such Member's Accounts following payment of such emergency benefit shall be payable at the time(s) and in the form(s) otherwise provided in Sections 7.2 and 7.3.

     7.7 DEFERRED PAY-OUT DUE TO LOSS OF TAX DEDUCTION. If the Company determines in good faith that there is a reasonable likelihood that any benefits paid to a Member pursuant to this Article VII would not be deductible by the Company under applicable income tax provisions then in effect, then to the extent deemed necessary by the Company to ensure that the entire amount of any such distribution to a Member is deductible, the Company may defer payment of all or any portion of such benefits. Any amount deferred pursuant to this
Section 7.7 shall continue to receive net income (or net loss) equivalents pursuant to the Plan until distribution. The amounts so deferred shall be distributed to the Member (or his beneficiary in the event of the Member's death) at the earliest possible date, as determined by the Company in good faith, as of which such deductibility will be ensured.

     7.8 MODIFICATIONS DUE TO CHANGE IN CONTROL. Notwithstanding any provisions in Sections 7.2 and 7.3 to the contrary, in the event of the occurrence of a "Change in Control," as defined in Section 12.3 of the Trust, the Plan Administrator may, in its sole discretion, (a) change the time(s) and/or form(s) of payment elected by such Member pursuant to Sections 3.1(h), 7.2, and 7.3 to accelerate payment, (b) trigger full vesting in a Member's Company Deferral Account, and/or (c) terminate future Deferrals under the Plan.

     7.9 PAYMENT OF BENEFITS. To the extent the Trust Fund has sufficient assets, the Trustee shall pay benefits to Members or their beneficiaries, except to the extent the Company pays the benefits directly and provides adequate evidence of such payment to the Trustee. To the extent the Trustee does not or cannot pay benefits out of the Trust Fund, the benefits shall be paid by the Company. Any benefit payments made to a Member or for his benefit pursuant to any provision of the Plan shall be debited to such Member's Accounts. All benefit payments shall be made in cash to the fullest extent practicable.

     7.10 UNCLAIMED BENEFITS. In the case of a benefit payable on behalf of a Member, if, after exercising reasonable diligence, the Plan Administrator is unable to locate the Member or beneficiary to whom such benefit is payable, upon the Plan Administrator's determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Member or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.

                                      VIII.

                           ADMINISTRATION OF THE PLAN

     8.1 APPOINTMENT OF PLAN ADMINISTRATOR. The general administration of the Plan shall be vested in the Plan Administrator which shall be the Compensation Committee of the Board of Directors of the Parent Company. At any time, the Plan Administrator may be changed by the Board.

     8.2 MEMBERSHIP OF PLAN ADMINISTRATOR. As the membership of the Compensation Committee of the Board changes, so shall the membership of the Plan Administrator.

     8.3 RECORDS AND PROCEDURES. The Plan Administrator shall keep appropriate records of its proceedings and the administration of the Plan and shall make available for examination during business hours to any Member or beneficiary such records as pertain to that individual's interest in the Plan. The Plan Administrator shall provide quarterly statements to each Member or beneficiary of his interest in the Plan. The Plan Administrator shall designate the person or persons who shall be authorized to sign for the Plan Administrator and, upon such designation, the signature of such person or persons shall bind the Plan Administrator.

     8.4 SELF-INTEREST OF PLAN ADMINISTRATOR. No individual comprising the Plan Administrator shall have any right to vote or decide upon any matter relating solely to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. In any case in which an individual comprising the Plan Administrator is so disqualified to act, the remaining individuals comprising the Plan Administrator or, if none, the Board shall decide the matter in which he is disqualified.

     8.5 COMPENSATION AND BONDING. The Plan Administrator shall not receive compensation with respect to its services as Plan Administrator. The Plan Administrator shall not be required to furnish bond or security for the performance of its duties hereunder.

     8.6 PLAN ADMINISTRATOR POWERS AND DUTIES. The Plan Administrator shall supervise the administration and enforcement of the Plan according to the terms and provisions hereof and shall have all powers necessary to accomplish these purposes, including, but not by way of limitation, the right, power, authority and duty:

          (a) to make rules, regulations and bylaws for the administration of the Plan which are not inconsistent with the terms and provisions hereof, provided such rules, regulations and bylaws are evidenced in writing and copies thereof are delivered to the Trustee and to the Company;

          (b) to construe all terms, provisions, conditions and limitations of the Plan;

          (c) to correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan, in such manner and to such extent as it shall deem expedient to carry the Plan into effect for the greatest benefit of all interested parties;

          (d) to employ and compensate such accountants, attorneys, investment advisors and other agents and employees as the Plan Administrator may deem necessary or advisable in the proper and efficient administration of the Plan;

          (e)  to determine all questions relating to eligibility;

          (f) to determine the amount, manner and time of payment of any benefits and to prescribe procedures to be followed by Members and their beneficiaries in obtaining benefits;

          (g) to make a determination as to the right of any person to a benefit under the Plan; and

          (h) to receive and review reports from the Trustee as to the financial condition of the Trust Fund, including its receipts and disbursements.

     8.7 COMPANY TO SUPPLY INFORMATION. The Company shall supply full and timely information to the Plan Administrator relating to the Pay of all Members, their ages, their Retirement, Disability, death or other termination of employment and such other pertinent facts as the Plan Administrator may require. The Company shall advise the Trustee of such of the foregoing facts as are deemed necessary for the Trustee to carry out the Trustee's duties under the Plan. When making a determination in connection with the Plan, the Plan Administrator shall be entitled to rely upon the aforesaid information furnished by the Company.

     8.8 CLAIMS REVIEW. In any case in which a claim for Plan benefits of a Member or beneficiary is denied or modified, the Plan Administrator shall furnish written notice to the claimant within ninety days (or within 180 days if additional information requested by the Plan Administrator necessitates an extension of the ninety-day period), which notice shall:

          (a) State the specific reason or reasons for the denial or modification;

          (b) Provide specific reference to pertinent Plan provisions on which the denial or modification is based;

          (c) Provide a description of any additional material or information necessary for the Member, his beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and

          (d)  Explain the Plan's claim review procedure as contained herein.

In the event a claim for Plan benefits is denied or modified, if the Member, his beneficiary, or a representative of such Member or beneficiary desires to have such denial or modification reviewed, he must, within sixty days following receipt of the notice of such denial or modification, submit a written request for review by the Plan Administrator of its initial decision. In connection with such request, the Member, his beneficiary, or the representative of such Member or beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty days following such request for review the Plan Administrator shall, after providing a full and fair review, render its final decision in writing to the Member, his beneficiary or the representative of such Member or beneficiary stating specific reasons for such decision and making specific references to pertinent Plan provisions upon which the decision is based. If special circumstances require an extension of such sixty-day period, the Plan Administrator's decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Member, beneficiary, or the representative of such Member or beneficiary prior to the commencement of the extension period.

     8.9 MANDATORY ARBITRATION. If a Member or beneficiary is not satisfied with the decision of the Plan Administrator pursuant to the Plan's claims review procedure, such Member or beneficiary may, within 180 days of receipt of the written decision of the Plan Administrator, request by written notice to the Plan Administrator, that his claim be submitted to arbitration pursuant to the arbitration procedures then in effect as adopted by the Plan Administrator.
Such arbitration shall be the sole and exclusive procedure available to a Member or beneficiary for review of a decision of the Plan Administrator. In reviewing the decision of the Plan Administrator, the arbitrator shall use the standard of review which would be used by a Federal court in reviewing such decision under the provisions of the Employee Retirement Income Security Act of 1974, as amended. The costs of such arbitration shall be apportioned by the arbitrator between the Member or beneficiary and the Plan with a view toward apportionment to the non-prevailing party. The arbitrator's decision shall be final and legally binding on both parties. This Section shall be governed by the provisions of the Federal Arbitration Act.

     8.10 INDEMNITY. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Board and any individual acting as Plan Administrator against any and all expenses, liabilities and claims (including legal fees incurred to defend against such liabilities and claims) arising out of their discharge in good faith of responsibilities under or incident to the Plan. Expenses and liabilities arising out of willful misconduct shall not be covered under this indemnity. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under applicable law.

                                       IX.

                             ADMINISTRATION OF FUNDS

     9.1 PAYMENT OF EXPENSES. All expenses incident to the administration of the Plan and Trust, including but not limited to, legal, accounting, Trustee fees, and expenses of the Plan Administrator, shall be paid by the Company.

     9.2 TRUST FUND PROPERTY. All income, profits, recoveries, contributions, forfeitures and any and all moneys, securities and properties of any kind at any time received or held by the Trustee, if any, shall be held as a commingled Trust Fund pursuant to the terms of the Trust Agreement. The Plan Administrator shall maintain Account(s) in the name of each Member, but the maintenance of an Account designated as the Account of a Member shall not mean that such Member shall have a greater or lesser interest than that due him by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund. No Member shall have any title to any specific asset in the Trust Fund, if any.

                                       X.

                               NATURE OF THE PLAN

     The Company intends and desires by the adoption of the Plan to recognize the value to the Company of the past and present services of individuals covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provision for their future retirement security. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation for a select group of management or highly compensated employees of the Company. Plan benefits herein provided are a contractual obligation of the Company which shall be paid out of the Trust Fund or out of the Company's general assets. Subject to the terms hereof and of the Trust Agreement, the Company shall transfer money or other property to the Trustee to provide Plan benefits hereunder, and the Trustee shall pay Plan benefits to Members and their beneficiaries out of the Trust Fund in accordance with the terms of the Trust Agreement.

     The Board shall establish the Trust and direct the Company to enter into the Trust Agreement. The Company shall remain the owner of all assets in the Trust Fund and the assets shall be subject to the claims of Company creditors if the Company ever becomes insolvent. For purposes hereof, the Company shall be considered "insolvent" if (a) the Company is unable to pay its debts as they become due, or (b) the Company is subject to a pending proceeding as a debtor under the United Sates Bankruptcy Code (or any successor federal statute). The chief executive officer of the Company and its board of directors shall have the duty to inform the Trustee in writing if the Company becomes insolvent. Such notice given under the preceding sentence by any party shall satisfy all of the parties' duty to give notice. When so informed, the Trustee shall suspend payments to the Members and hold the assets for the benefit of the Company's general creditors. If the Trustee receives a written allegation that the Company is insolvent, the Trustee shall suspend payments to the Members and hold the Trust Fund for the benefit of the Company's general creditors, and shall determine within the period specified in the Trust Agreement whether the Company is insolvent. If the Trustee determines that the Company is not insolvent, the Trustee shall resume payments to the Members. No Member or beneficiary shall have any preferred claim to, or any beneficial ownership interest in, any assets of the Trust Fund.

                                       XI.

                                ADOPTING ENTITIES

      It is contemplated that other corporations, associations, partnerships or proprietorships may adopt this Plan and thereby become the Company. Any such entity, whether or not presently existing, may become a party hereto by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or of the Board; provided, however, that such entity must be an Affiliate. The provisions of the Plan shall apply separately and equally to each Company and its employees in the same manner as is expressly provided for A.P.S., Inc. and its employees, except that the power to appoint or otherwise affect the Plan Administrator or the Trustee and the power to amend or terminate the Plan or amend the Trust Agreement shall be exercised by the Board alone. Transfer of employment among Companies and Affiliates shall not be considered a termination of employment hereunder. Any Company may, by appropriate action of its officers without the need for approval of its board of directors or noncorporate counterpart or the Board, terminate its participation in the Plan. Moreover, the Board may, in their discretion, terminate a Company's Plan participation at any time.

                                      XII.

                                  MISCELLANEOUS

     12.1 NOT CONTRACT OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to give any person the right to remain under contract with the Company or to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time nor shall the Plan be deemed to give the Company the right to require any person to remain under contract with the Company or remain in the employ of the Company or to restrict any person's right to terminate his services at any time.

     12.2 ALIENATION OF INTEREST FORBIDDEN. The interest of a Member or his beneficiary or beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

     12.3 WITHHOLDING. All Deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

     12.4 GUARANTY. Plan provisions to the contrary notwithstanding, in the event any Company fails to make payment of the benefits due under the Plan on behalf of its Members, whether through the Trust or directly, APS Holding Corporation shall be liable for and shall make payment of such benefits due as a guarantor of such entity's obligations hereunder. The guaranty obligations provided herein shall be satisfied directly and not through the Trust.

     12.5 AMENDMENT AND TERMINATION. The Board may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made that would impair the rights of a Member with respect to amounts already allocated to his Account(s). The Board may terminate the Plan at any time. In the event that the Plan is terminated, the balance in a Member's Account(s) shall be paid to such Member or his designated beneficiary in the manner specified by the Plan Administrator, which may include one lump sum payment in full satisfaction of all of such Member's or beneficiary's benefits hereunder.

     12.6 SEVERABILITY. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

     12.7 GOVERNING LAWS. ALL PROVISIONS OF THE PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

     EXECUTED this 14th day of August, 1996.

                              A.P.S., INC.


                              By: /s/  E. EUGENE LAUVER
                                 ---------------------------------
                                   E. Eugene Lauver
                                   Vice President

FOR PURPOSES OF THE GUARANTY IN SECTION 12.4:

APS HOLDING CORPORATION

By:  /s/ E. EUGENE LAUVER
   ---------------------------------
      E. Eugene Lauver
      Vice President


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